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                                                                   EXHIBIT 10.16
                             EMPLOYMENT AGREEMENT
                             --------------------

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 31st day of August, 1994, (the "Agreement Date") between SpectraVision, a Delaware corporation, having its principal place of business at 1501 N. Plano Road, Richardson, Texas (together with its subsidiaries, collectively, hereinafter the "Employer"), and Gary Weik residing at 3803 Canyon Bluff Court, Houston, TX 77059 3707, (hereinafter "Executive");

                                   RECITALS

        WHEREAS, the Employer is engaged in the pay-per-view television business;

        WHEREAS, the parties hereto desire to enter into an agreement whereby the Executive's services will be made available to the Employer;

        NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, it is agreed as follows:

                                   AGREEMENT

        1.  TERM

        The term of this Agreement shall commence on the 19th day of September, 1994 (the "Employment Date"), and shall continue through December 31, 1998, unless earlier terminated in accordance with the provisions of this Agreement. At any time before July 1, 1998, the Employer shall have the option to extend the initial term of this Agreement for an additional two year period/1/ (the "Extension Term"); If the Executive's employment term under this Agreement is extended for the Extension Term, it shall be terminable in accordance with this Agreement. If the Employer does not exercise its option to extend the employment term, beginning on July 1, 1998 the Executive shall have the right to seek other employment commencing no earlier than January 1, 1999, provided that such search does not interfere with the performance of the Executive's duties under this Agreement.

        2.  EXCLUSIVE EMPLOYMENT

        Subject to normal and reasonable absence for reasons of illness, vacation (for which Executive shall receive four (4) weeks per calendar year), accident and/or other incapacity, the Executive shall devote all of his attention and energies to the business of the Employer and shall not, during the term of this Agreement, be engaged in any other business activity/2/, whether or not such business activity

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       /1/  subject to Employer and Employee reaching an agreement as to the terms and provisions of the Extension Term.

       /2/ Employer is aware of Executive's ownership interest in B & W Enterprise, Inc., a Hallmark Card Shop, and WGA Communications, a cable TV company, and acknowledges that such
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is pursued for gain, profit or other pecuniary advantage, that will significantly interfere with his duties as an Executive of the Employer. With prior approval of the Board of Directors of the Employer, the Executive may serve on the boards of directors of other companies.

      3.  TITLES AND DUTIES.

      Subject at all times to the supervision and direction of the Board of Directors of the Employer, the Executive will be employed in the capacity of Chief Executive Officer of SpectraVision and will have such duties, authority, rights, and obligations as are usually inherent in such corporate position. In general, the Executive will conduct, operate, manage, and use his utmost endeavor to promote the business of the Employer. During the term of the Executive's employment, the Employer agrees to nominate the Executive for election to the Employer's Board of Directors and the Executive agrees to serve on such Board of Directors if elected.

      4.  COMPENSATION

      (a)  Base Salary. During the term of his employment, the Executive will
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be paid a base salary each month(/3/) at an annual rate of FIVE HUNDRED-FIFTY
THOUSAND ($550,000.00) DOLLARS ("Base Salary"), subject to an annual percentage increase on January 1st of each year, commensurate with the percentage increase of the National Consumer Price Index for the same time period.

      (b)  Additional Compensation/Present Employment Loss. Employer shall pay
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Executive THREE HUNDRED NINETEEN THOUSAND ($319,000.00) DOLLARS on or before
December 24, 1994, to recompense Executive for the monetary loss Executive is incurring in leaving his present employment to work for Employer.

      (c)  Annual Bonus. In addition to the Base Salary, the Executive shall be
           ------------
eligible to receive annually, a bonus (the "Annual Bonus") targeted at fifty (50%) percent of his Base Salary for each year beginning after December 31, 1994 during the term of this Agreement. The amount of the Annual Bonus shall be determined and payable pursuant to the terms of the Employer's Management Incentive Bonus Plan (the "Bonus Plan") based upon reasonable and attainable determinations of Net Operating Cash and Targets, as defined in the Bonus Plan, by Executive and the Compensation Committee of the Employer's Board of Directors pursuant to the terms of the Bonus Plan. The financial performance of the Employer on which Executive's awards under the Bonus Plan shall be made shall take into consideration any adjustments necessary due to unusual, undisclosed or unknown circumstances existing on or before the date of this Agreement. The Annual Bonus may exceed the targeted percentage of fifty (50%) percent. Notwithstanding the preceding, for calendar year 1995, Executive's Annual Bonus shall be no less than twenty-five (25%) percent of Executive's Base Salary for that year. In order to effectuate the preceding, the Employer shall cause the Bonus Plan to be amended to include the Company's CEO as an Eligible Employee.

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Interests will not significantly interfere with Executive's duties subject to
Executive's representation that such ownership interests will not require more than a nominal amount of Executive's time and/or attention.

/3/ payable at those times during the month according to Employer's usual policy

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     (d)    Expenses.  The Employer shall reimburse Executive for all reasonable
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expenses incurred by him in the course of performing his duties under this
Agreement which are consistent with the Employer's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Employer's customary requirements with respect to reporting and documentation of such expenses.

     (e)    Auto Allowance.  Executive shall receive an annual auto allowance of
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at least TWELVE THOUSAND AND NO/100 ($12,000.00) DOLLARS. The auto allowance will increase annually, on the anniversary date of Executive's employment, commensurate with the percentage increase in the National Consumer Price Index.

     (f)    Moving/Relocating Expense.  The Employer shall reimburse Executive
            -------------------------
in an amount not to exceed SIXTY FIVE THOUSAND AND NO/100 ($65,000.00) DOLLARS for all reasonable moving and relocating expenses (the "expenses") incurred in moving Executive and his family from Houston, Texas to the location of Executive's principal place of employment including but not limited to real estate commissions and closing costs incurred in the sale of Executive's residence located at 3803 Canyon Bluff Court, Houston, Texas. Executive has within three (3) years from the date of this Agreement to incur the expenses.

     (g)    Other Benefits.  During the employment term, Executive shall be
            --------------
entitled to participate in all of the Employer's employee benefit programs for which senior executive employees of Employer are eligible, including but not limited to annual stock grants or stock option pools after 1994.

     5.     STOCK OPTIONS.

     (a) The Employer shall cause its Management Incentive Equity Plan Committee to grant to Executive on the Employment Date the Option ("Option") to purchase Three Hundred Thousand (300,000) shares of Employer's Common Shares (the "Option Common Shares") at the price reported for Employer's Common Shares in the Wall Street Journal as of the Agreement Date (the "Option Price"). The Option shall be a non-qualified stock option, shall vest at the rate of Twenty-Five (25%) percent per year commencing on the first anniversary of the Employment Date, and shall be granted under, and subject to, all terms and conditions of the Employer's 1994 Management Incentive Equity Plan.

     (b)    Option 2.  In addition to the preceding Option, Employer shall cause
            --------
its Management Incentive Equity Plan Committee to grant to Executive on the Employment Date a second Option ("Option 2") to purchase Three Hundred Thousand (300,000) shares of Employer's Common Shares as follows: 150,000 shares at $15.00 per share and 150,000 shares at $20.00 per share. Option 2 shall be a non-qualified stock option, shall be exercisable at the rate of twenty (25%) percent per year commencing on the first anniversary of the Employment Date and be granted under, and shall be subject to all terms and conditions of the Employer's 1994 Management Incentive Equity Plan.

     (c)    Securities Laws Restrictions.  Executive represents that when he
            ----------------------------
exercises all or any part of the Option or Option 2 he will be purchasing Option Common Shares for his own account and not on behalf of any other person. Executive understands and acknowledges that federal and state securities laws govern and restrict Executive's right to offer, sell or otherwise dispose of any Option

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Common Shares unless Executive's offer, sale or other disposition thereof is registered under the 1933 Act, and any applicable state securities laws or, in the opinion of the Employer's counsel, such offer, sale or other disposition is exempt from registration thereunder. Executive agrees that he will not offer, sell or otherwise dispose of any Option Common Shares in any manner which would (i) require the Employer to file any registration statement (or similar filing under state law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Employer to violate the 1933 Act, the rules and regulations promulgated thereunder or any other state or federal law.

     (d)  Effect of Termination of Employment. Notwithstanding anything herein
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to the contrary, in the event that Executive's employment with the Employer is terminated without cause by the Employer during the term of this Agreement, the terms of the Employer's 1994 Management Incentive Equity Plan, or any subsequent Management Incentive Plan, shall not be construed or interpreted to preclude Executive from recovering the remaining stock that would have been due Executive under paragraphs 5(a) and (c) if Executive had not been terminated.

     (e)  Effect of Certain Change in Control. In the event that the "Davis
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Group", as defined in Section 11 of the Employer's 1994 Management Incentive
Equity Plan, enters into a transaction with respect to its capital stock of the Company which would constitute a "Change in Control" of the Company, as defined in said section, if the transaction were entered into by a shareholder of the Company other than the Davis Group and if the Company accelerates the exerciseability of any executive's options under the Plan in connection with such transaction, the Company shall cause its Management Incentive Equity Plan Committee to accelerate the exerciseability of the Option and Option 2 at the rate of acceleration which is equal to the most favorable rate of acceleration provided to any executive in connection with such transaction.

     6.  DISABILITY OR DEATH.

     (a) This Agreement shall terminate upon the Executive's total permanent disability, as defined herein, or death.

     (b) In the event of the Executive's total permanent disability, the compensation that would have otherwise been earned, pursuant to Paragraph 4 herein, will continue to be paid for six (6) months. For purposes of this Agreement, the phrase "total permanent disability" shall mean the inability of the Executive substantially to perform his duties hereunder for a continuous period of more than sixty (60) days. Such disability shall be determined by the Executive's attending physician, and if the Employer disagrees with the determination of such physician, the Employer shall have the right to employ physicians of its choosing to examine the Executive and make an independent determination of whether or not the Executive is, in fact, totally and permanently disabled.

     (c) In the event of death of the Executive, his estate will receive six (6) months Base Salary.

     7.  DISCHARGE.

     The Employer may, pursuant to the following procedure, discharge the Executive for "Cause". "Cause" shall mean the Executive's (a) fraud or intentional misrepresentation in the course of his


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employment, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Employer, (c) willful damage to, or willful disclosure of any material confidential information of the Employer, (d) willful or grossly negligent engagement in any activity competitive with the business of the Employer as to which the Employer has notified the executive in writing and the Executive has not ceased (other than for reasons beyond the control of the Executive) within three (3) business days following such notice of his participation in such activity, (g) a failure to follow reasonable directions or instructions of the Board of Directors which are consistent with the Executive's position and responsibilities as they may be changed from time to time with the prior consent of the Executive, and such failure shall have continued (other than for reasons beyond the control of the Executive) for a period of three (3) business days after receipt of written notice thereof from the Employer of (f) willful or grossly negligent breach of any stated material employment policy of the Employer; provided that no act or failure to act on the part of the Executive shall be deemed to be "willful" if it was due primarily to an error in judgment or negligence. Upon the occurrence of what Employer believes to be Cause, Employer shall give Executive written notice of the reason or cause for discharge.

     8.  PLACE OF PERFORMANCE.

     It is contemplated that the Executive shall perform his principal duties in Richardson, Texas, except for temporary or emergency assignments and travel required by his position.

     9.  THE EXECUTIVES COVENANTS.

     (a) The Executive hereby covenants and agrees that during the term of his employment and at any time thereafter he will not disclose to any person not employed by the Employer or any affiliated entity and not engaged to render services to the Employer or any affiliated entity any confidential information obtained while in the employ of the Employer; provided, however, that the restrictions contained herein shall not apply to information that (i) was in the Executive's possession prior to any disclosure by the Employer, (ii) is or becomes generally available to the public other than as a result of disclosure by the Executive or his representatives in violation of this Agreement, (iii) is or becomes available to the Executive on a non-confidential basis from a source (other than the Employer or its representatives) which is not, to the Executive's knowledge, prohibited from transmitting the information to the Executive or his representatives by a contractual, legal, fiduciary or other obligation, (iv) was independently acquired or developed by the Executive without violating the Executive's obligations under this Agreement, or (v) is furnished to a third party by the Employer or any representative of the Employer without similar non-disclosure restrictions on the third party's use of such information. IN addition, this subparagraph 9(a) shall not preclude the Executive from the use or disclosure of information known generally to the public or of information not considered confidential by the Employer or any affiliated entity or from making disclosures required by law or court order.

     For the purposes of this Agreement, the term "confidential information" shall include all information of any nature and in any form which is owned by the Employer and which is not publicly available or generally known to persons engaged in businesses similar to that of the Employer, including, but not limited to, research techniques; patents and patent applications; inventions and improvements, whether patentable or not; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the business of the Employer; practices, processes, methods, know-how and other facts


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related to sales, advertising, promotions, financial matters, customers, customer lists or customers' purchases of goods or services from the Employer, industry contracts, and all other secrets and information of a confidential and proprietary nature.

     (b) The Executive hereby covenants and agrees that during the terms of his employment and for two (2) years following the term of his employment he will not, for himself or any third party, directly or indirectly employ or solicit for employment any person employed by the Employer during the period of such person's employment and for a period of one (1) year thereafter.

     (c) The Executive hereby covenants and agrees that during the term of his employment and at any time thereafter, upon the reasonable request of the Employer's Board of Directors or Chief Executive Officer, he shall cooperate fully in (i) consulting with the Employer with respect to all matters concerning the Employer in which the Executive had personal involvement during his period of employment with the Employer, (ii) assisting the Employer in the consummation of any business matters pending during the term of his employment, (iii) assisting the Employer in defending and testifying in any legal and other proceedings relating to the affairs of the Employer. With respect to the preceding, Employer agrees to pay for all reasonable and necessary expenses and costs/4/ incurred by Employee. The parties agree that Employee will not be required to expend more than a nominal amount of time and attention with respect to any of the above referenced items.

     (d) The Executive and the Employer agree that the Employer will be irreparably harmed by any violation or threatened violation of any of the provisions of subparagraphs 5(a), (b), or (c) if such provisions are not specifically enforced and therefore that the Employer shall be entitled to an injunction restraining any violation of those paragraphs by the Executive (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy to which the Employer may be entitled.

     10.  INSURANCE.

     The Employer will, for the benefit of the Executive and his beneficiaries, continue its present group hospitalization and life insurance program. In addition, the Employer will provide, for the period of Executive's employment, term life insurance for the Executive, payable to such beneficiary as the Executive may designate, in a principal amount of not less than TWO MILLION ($2,000,000.00) DOLLARS, and long term disability insurance providing for monthly payments of sixty (60%) percent of Executive's monthly Base Salary/5/ in the event of total disability.

     11.  NOTICES.

     Any notice required as permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to his residence in the case of the Executive and

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    /4/  Including but not limited to transportation, food, lodging and reasonable compensation.

    /5/ The Base Salary applicable at the time of the disability. The monthly base salary shall be determined by dividing the Base Salary by twelve.


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to its principal office in the case of the Employer.

      12.  WAIVERS.

      The waiver by the Employer or the Executive of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

      13.  BINDING EFFECT.

      The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

      14.  SEVERABLE PROVISION.

      The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. In the event that any provision of the Agreement is deemed unenforceable, the Employer and the Executive agree that a court of competent jurisdiction shall have jurisdiction to reform each provision, to the extent necessary, to cause it to be enforceable to the maximum extent permitted by law, and they will abide by what said court determines.

      15.  LITIGATION AND RECOVERY OF COSTS.

      (a) If any legal action or other proceeding is brought by any party for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any provisions of this Agreement, such action shall be commenced in Dallas County, Texas, and the parties herein agree that the court's of such State shall have exclusive jurisdiction thereof.

      (b) The prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

      (c) The parties hereby further agrees that, in connection there with, service of process by mail or in person shall confer jurisdiction over them.

      16.  CAPTIONS AND PARAGRAPH HEADINGS.

      Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

      17.  CONSTRUCTION.

      This Agreement shall be interpreted under the laws of the State of Texas.

      18.  ENTIRE AGREEMENT.

      This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be changed orally, but only by an agreement in writing signed by the party

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against whom the enforcement of any waiver, change, modification, extension or discharge is sought. The recitals in this Agreement are hereby incorporated herein, and each statement of fact therein about a party is hereby represented by such party to be true. The parties further acknowledge that each has read this Agreement, understands it and agrees to be bound by its terms.

        19.  COUNTERPARTS

        This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        20.  SUCCESSORS AND ASSIGNS.

        This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Employer, and their respective successors and assigns, provided that Executive may not assign any of his rights or obligations, except as expressly provided by the terms of this Agreement.

        21.  PRESS RELEASE.

        The Employer and the Executive agree not to disclose the fact of the Executive's employment by the Employer until such time as they shall mutually agree to disclose such fact and agree that the Employer shall then issue a press release regarding such employment, subject to the Executive's approval of such press release.

        22.  APPROVAL OF BOARD OF DIRECTORS.

        This Agreement is subject to approval by the Employer's Board of Directors and shall be of no effect unless and until is approved by such Board of Directors.

        THE PARTIES, INTENDING TO BE LEGALLY BOUND, have executed this Agreement as of the date first above written.

                                       EMPLOYER

                                       /s/ MARVIN DAVIS
                                       ----------------------------------
                                       By: Marvin Davis
                                          -------------------------------
                                       Title:
                                             ----------------------------

                                       EXECUTIVE

                                       /s/ Gary Weik
                                       ----------------------------------
                                       GARY WEIK

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